Exhibit 99.1

Con-way
NEWS RELEASE

                                                                                                                                                                                                                                                                                                                                                                                                                  Contacts:

  Investor: Patrick Fossenier   1+ 734-757-1557
             News Media: Gary Frantz     1+ 734-757-1558

CON-WAY INC. REPORTS 2011 SECOND QUARTER RESULTS

ANN ARBOR, Mich. —August 4, 2011—Con-way Inc. (NYSE:CNW) today reported net income for the second quarter of 2011 of $29.4 million, or 52 cents per diluted share. The results compare to second-quarter 2010 net income of $13.9 million, or 26 cents per diluted share.

Operating income in the 2011 second quarter was $60.2 million, a 69.8 percent increase over the $35.4 million earned in the second quarter a year ago.  Revenue for the 2011 second quarter was $1.35 billion, a 3.2 percent increase from last year’s second quarter revenue of $1.31 billion.

Douglas W. Stotlar, Con-way’s president and CEO, noted that the favorable momentum gained over the past several quarters was sustained by the company’s 2011 second quarter results.

Con-way Freight, the company’s less-than-truckload (LTL) operation, turned in another consistent quarter of improvement. “The employees of our LTL business are doing an excellent job executing our strategy,” said Stotlar. “Margin expansion continued, driven primarily by pricing improvements and ongoing operating efficiencies.  We will maintain our focus on pricing discipline and initiatives to improve margins.”

Menlo Worldwide Logistics, which operates the company’s global logistics and supply chain management services, delivered a solid performance, nearly matching last year’s record second quarter operating income. “Menlo is on track for a good year and continues to execute well,” Stotlar noted. “We were encouraged by new business growth, as well as strength in both our international markets and in Menlo’s North America sales pipeline.”

Con-way Truckload, the company’s full-truckload transportation operation, recorded increases in revenue, profits and operating efficiencies compared to last year’s second quarter.  “Strong operating discipline and improved pricing led to a good quarter for our full truckload company,” said Stotlar. “Con-way Truckload continues to focus on improving operations and responding consistently to customer needs with value-added premium service.”

The effective tax rate in the 2011 second quarter was 35.3 percent, compared to 31.7 percent in the same quarter of last year.  Both periods included discrete tax adjustments that reduced the effective tax rate.

Segment results in the 2011 second quarter for Con-way’s principal operations were as follows:

FREIGHT

For the second quarter of 2011, Con-way Freight reported:

•	Revenue of $839.8 million, a 2.8 percent increase over last year’s second-quarter revenue of $817.0 million. Improved yield, including higher fuel surcharge revenue, contributed to revenue growth.

•	Operating income of $39.2 million, a 127.3 percent increase over the $17.2 million earned in the year-ago period. The quarter benefited from effective cost controls and improved revenue.

•	Revenue per hundredweight, or yield, increased 11.2 percent from the previous-year second quarter. Excluding the fuel surcharge, yield rose 6.0 percent.

•	Tonnage per day declined 8.3 percent compared to the 2010 second quarter, reflecting strategic efforts in the second and third quarters last year to moderate tonnage to improve network efficiency.

•	Operating ratio was 95.3 in the 2011 second quarter compared to 97.9 in the previous-year period.

LOGISTICS

For the second quarter of 2011, Menlo Worldwide Logistics reported:

•
Revenue of $394.0 million, an increase of 2.1 percent from the prior year second-quarter revenue of $385.8 million, the result of increased revenue from both transportation-management and warehouse-management services.

•	Net revenue of $147.0 million, a 2.9 percent increase from $142.8 million in the previous year second quarter.

•
Operating income of $12.1 million, a 7.0 percent decline from last year’s second-quarter operating income of $13.0 million. Lower operating income in the 2011 period was affected by lower margins on warehouse-management services, due in part to start-up costs associated with new customer contracts.

TRUCKLOAD

For the second quarter of 2011, Con-way Truckload reported:

•
Revenue of $155.5 million, a 6.9 percent increase over last year’s second-quarter revenue of $145.5 million, reflecting the positive effects of higher fuel surcharges and improved revenue per loaded mile (excluding fuel surcharges).

•
Operating income of $10.3 million, a 101.1 percent increase over operating income of $5.1 million in the previous-year period.   The increase in second-quarter operating income resulted largely from improved pricing, operating efficiencies and a decline in vehicular self-insurance expense.

•	Revenue per loaded mile (excluding fuel surcharges) increased 4.2 percent from the previous-year second quarter.

•	Empty miles were 9.4 percent of total miles compared to 11.0 percent in the previous-year second quarter.

•	Operating ratio exclusive of fuel surcharges was 91.3, compared to 95.7 in the second quarter of 2010.

CON-WAY OTHER

Con-way Other includes the company’s Road Systems, Inc. trailer manufacturing unit as well as other corporate activities. These activities produced an operating loss of $1.4 million in the second quarter of 2011compared to break-even results in the second quarter of 2010.

INVESTOR CONFERENCE CALL

Con-way will host a conference call for the investment community tomorrow, Friday, August 5, beginning at 10:00 a.m. Eastern Daylight Time (7:00 a.m. Pacific).

The call can be accessed by dialing (866) 264-3634 or (706) 643-3632 (for international callers) and is expected to last approximately one hour.  The call will also be available through a live internet webcast at www.con-way.com, in the investor relations section.

An audio replay will be available for two weeks following the call by dialing (800) 642-1687 or (706) 645-9291 (for international callers) and using access code 76324574.  An Internet replay of the presentation will also be available at the Con-way website.

About Con-way Inc. -- Con-way Inc. (NYSE:CNW) is a $5.0 billion freight transportation and logistics services company headquartered in Ann Arbor, Mich. Con-way delivers industry-leading services through its primary operating companies of Con-way Freight, Con-way Truckload and Menlo Worldwide. These operating units provide high-performance, day-definite less-than-truckload (LTL), full truckload and multimodal freight transportation, as well as logistics, warehousing and supply chain management services. Con-way also operates Road Systems Inc., a trailer refurbishing and manufacturing company which supplies trailing equipment to the company’s trucking fleets.  Con-way Inc. and its subsidiaries operate from more than 500 locations across North America and in 20 countries.  For more information about Con-way, visit www.con-way.com.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release constitute "forward-looking statements" and are subject to a number of risks and uncertainties and should not be relied upon as predictions of future events. All statements other than statements of historical fact are forward-looking statements, including: any projections of earnings, revenues, weight, yield, volumes, income or other financial or operating items, all statements of the plans, strategies, expectations or objectives of Con-way’s management for future operations or other future items, any statements concerning proposed new products or services, any statements regarding Con-way's estimated future contributions to pension plans, any statements as to the adequacy of reserves, any statements regarding the outcome of any legal and other claims and proceedings that may be brought against Con-way, any statements regarding future economic conditions or performance, any statements regarding strategic acquisitions, any statements of estimates or belief, and any statements or assumptions underlying the foregoing. Specific factors that could cause actual results and other matters to differ materially from those discussed in such forward-looking statements  include: changes in general business and economic conditions, increasing competition and pricing pressure, the creditworthiness of Con-way's customers and their ability to pay for services rendered, changes in fuel prices or fuel surcharges, the possibility that Con-way may, from time to time, be required to record impairment charges for goodwill, intangible assets and other long-lived assets, the possibility of defaults under Con-way's revolving credit agreement and other debt instruments (including without limitation defaults resulting from unusual charges), uncertainty in the credit markets, including the effect on Con-way’s ability to refinance indebtedness as and when it becomes due, labor matters, enforcement of and changes in governmental regulations or legislation which potentially could result in an adverse impact on the company, environmental and tax matters, and matters relating to Con-way's defined benefit pension plans, including the effect on the plans of changes in discount rates and in the value of plan assets. The factors included herein and in Item 7 of Con-way's 2010 Annual Report on Form 10-K as well as other filings with the Securities and Exchange Commission could cause actual results and other matters to differ materially from those in such forward-looking statements. As a result, no assurance can be given as to future financial condition, cash flows, or results of operations.

Con-way Inc.
Consolidated Statements of Income
(Dollars in thousands except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Revenue
Freight	$839,829	$816,965	$1,607,570	$1,541,968
Logistics [a]	394,012	385,775	763,987	740,958
Truckload	155,451	145,454	300,666	286,070
Other	12,297	14,019	24,294	25,858
Inter-segment Revenue Eliminations	(53,040)	(55,950)	(102,341)	(126,680)
	$1,348,549	$1,306,263	$2,594,176	$2,468,174
Operating Income (Loss)
Freight	$39,155	$17,226	$59,499	$14,073
Logistics [b]	12,095	13,008	20,741	25,864
Truckload	10,323	5,132	17,406	8,107
Other	(1,408)	66	(785)	1,788
	60,165	35,432	96,861	49,832

Other Expense, net	14,721	15,121	30,056	32,435

Income before Income Tax Provision	45,444	20,311	66,805	17,397
Income Tax Provision	16,022	6,448	30,461	7,571

Net Income Available to Common Shareholders	$29,422	$13,863	$36,344	$9,826

Weighted-Average Common Shares Outstanding
Basic	55,413,243	51,665,047	55,227,528	50,506,809

Diluted	56,136,065	52,362,407	55,939,330	51,184,703

Income Per Common Share
Basic	$0.53	$0.27	$0.66	$0.19

Diluted	$0.52	$0.26	$0.65	$0.19

[a] Logistics' net revenue
Revenue	$394,012	$385,775	$763,987	$740,958
Purchased transportation expense	(247,028)	(242,978)	(474,682)	(453,912)
Net revenue	$146,984	$142,797	$289,305	$287,046

[b] Includes a $2.8 million prior-year first-quarter charge for the write-off of a customer-relationship intangible asset.

Con-way Inc.
Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures
(Dollars in thousands except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Net Income Available to Common Shareholders	$29,422	$13,863	$36,344	$9,826

Before-Tax Reconciling Items
Impairment of goodwill and other intangible assets	-	-	-	(2,767)
	$-	$-	$-	$(2,767)
Tax-Related Reconciling Items
Tax effect of items above	-	-	-	692
Changes in annual effective tax rate	117	20	267	20
Discrete tax adjustments	1,129	2,204	(5,342)	1,019
	$1,246	$2,224	$(5,075)	$1,731

Adjusted Non-GAAP Financial Measures:
Net Income Available to Common Shareholders	$28,176	$11,639	$41,419	$10,862

Net Income Per Diluted Common Share	$0.50	$0.22	$0.74	$0.21

Diluted Common Shares Outstanding	56,136,065	52,362,407	55,939,330	51,184,703

Information About Non-GAAP Financial Measures:

Con-way provides adjusted net income and earnings per share as additional information to investors. These measures are not in accordance with generally accepted accounting principles in the United States ("GAAP"). Con-way's non-GAAP financial measures are intended to supplement, but not substitute for, the most directly comparable GAAP measures. Con-way believes that the non-GAAP financial measures provide meaningful information to assist investors and analysts in understanding
Con-way's financial results because they exclude items that may not be indicative or are unrelated to Con-way's core operating results. However, because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures across companies. Investors are strongly encouraged to review
Con-way's financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

Con-way Inc.
Consolidated Condensed Balance Sheets
(Dollars in thousands)

	June 30,	December 31,
	2011	2010
ASSETS
Current assets	$1,242,504	$1,120,077
Property, plant and equipment, net	1,431,260	1,404,585
Other assets	414,687	419,070
Total Assets	$3,088,451	$2,943,732

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities	$742,242	$651,890
Long-term debt and capital leases	784,343	793,950
Other long-term liabilities and deferred credits	690,853	678,360
Shareholders' equity	871,013	819,532
Total Liabilities and Shareholders' Equity	$3,088,451	$2,943,732